Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1/A (No. 333-280086) (the “Form S-1/A”), of our auditor’s report dated August 15, 2024, with respect to the consolidated financial statements of New Horizon Aircraft Ltd. as at May 31, 2024, and for year ended May 31, 2024, as included in the Annual Report on Form 10-K of New Horizon Aircraft Ltd. for the fiscal year ended May 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-1/A.

August 15 2024	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants